PIZZA INN, INC. REPORTS RESULTS FOR THE
                         FIRST QUARTER FISCAL YEAR 2006

THE COLONY, TEXAS - October 25, 2005 - PIZZA INN, INC. (NASDAQ:PZZI) today reported a net loss per share for its first quarter ended September 25, 2005 of ($0.04) versus $0.03 earnings per share for the same quarter last year. The quarter resulted in a net loss of ($393,000) versus net income of $285,000 for the same quarter last year on revenues of $12.9 million and $14.4 million, respectively.

FIRST  QUARTER  FY  2006  VERSUS  FIRST  QUARTER  FY  2005  RESULTS
-------------------------------------------------------------------
     Diluted EPS was ($0.04) versus $0.03 on a net loss of ($393,000) versus net income of $285,000.

     Revenues decreased approximately 11% or $1.6 million primarily due to lower comparable chainwide retail sales, fewer net stores and the effect of Hurricane Katrina (combined total is approximately $1.2 million). Additionally, equipment sales decreased $241,000 and international sales of food and equipment decreased $119,000.

     Comparable  chainwide  retail  sales  were  down  3.5%.

     Legal fees increased approximately $363,000 as the result of ongoing litigation and related matters.

     Energy  costs  increased  approximately  $156,000.

     General and administrative expenses included non-cash executive stock compensation expense of $103,000 for approximately 560,000 stock option rights granted previously to the chief executive officer and members of the board of directors. The prior year did not include any non-cash compensation expense.

The Company's President and CEO, Tim Taft, commented, "Despite the temporary negative impact of Hurricane Katrina on our financial results, our primary concern is with the people of the Gulf Region and our operators there. We must, however, remain focused on the fundamentals of our business, from concept development to unit-level profitability. In the coming weeks we will introduce our new buffet concept in the Dallas and Houston markets, featuring a more progressive approach to our brand and its profitability. In addition, a new franchisee selection program will roll out in November of this year, targeting strategic markets throughout the chain. Also, as our Product and Purchasing Committee reduces costs in the operating system, our marketing efforts have been refocused to illuminate the brand's core competency - a tradition of serving quality food and hospitality."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, commodity, insurance and labor costs.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 385 restaurants and owns five restaurants with annual chainwide sales of approximately $160 million.




                               PIZZA INN, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                       --------------------
                                                   SEPTEMBER 25,         SEPTEMBER 26,
REVENUES:. . . . . . . . . . . . . . . . . . . .                 2005             2004
                                                  --------------------  --------------

  Food and supply sales. . . . . . . . . . . . .  $            11,308   $       12,822
  Franchise revenue. . . . . . . . . . . . . . .                1,180            1,340
  Restaurant sales . . . . . . . . . . . . . . .                  218              255
  Other income . . . . . . . . . . . . . . . . .                  147                -
                                                  --------------------  --------------
                                                               12,853           14,417
                                                  --------------------  --------------

COSTS AND EXPENSES:
  Cost of sales. . . . . . . . . . . . . . . . .               11,132           12,192
  Franchise expenses . . . . . . . . . . . . . .                  808              626
  General and administrative expenses. . . . . .                1,401            1,022
  Interest expense . . . . . . . . . . . . . . .                  169              136
                                                  --------------------  --------------
                                                               13,510           13,976
                                                  --------------------  --------------

(LOSS) INCOME BEFORE INCOME TAXES. . . . . . . .                 (657)             441

  Provision for income taxes . . . . . . . . . .                 (264)             156
                                                  --------------------  --------------

NET (LOSS) INCOME. . . . . . . . . . . . . . . .  $              (393)  $          285
                                                  ====================  ==============

BASIC (LOSS) EARNINGS PER COMMON SHARE . . . . .  $             (0.04)  $         0.03
                                                  ====================  ==============

DILUTED (LOSS) EARNINGS PER COMMON SHARE . . . .  $             (0.04)  $         0.03
                                                  ====================  ==============

WEIGHTED AVERAGE COMMON SHARES . . . . . . . . .               10,108           10,134
                                                  ====================  ==============

WEIGHTED AVERAGE COMMON AND
  POTENTIAL DILUTIVE COMMON SHARES . . . . . . .               10,150           10,169
                                                  ====================  ==============